Exhibit 99.2
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES APPOINTMENT OF
CARL LAKEY TO BOARD OF DIRECTORS
     DENVER, Colorado (August 5, 2010) — Delta Petroleum Corporation (the “Company” or “Delta”) (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, announced today that its Board of Directors appointed Carl E. Lakey as a director. Mr. Lakey was named Chief Executive Officer of Delta on July 7, 2010.
     Mr. Lakey joined Delta in April 2007 as Senior Vice President of Operations prior to spending six years managing operations for El Paso’s Western Onshore Division and sixteen years at ExxonMobil in various operational and technical positions. He received a Bachelor of Science degree in Petroleum Engineering from Colorado School of Mines in 1985.
     Dan Taylor, Chairman of the Board of Delta Petroleum stated, “Carl brings extensive industry expertise and knowledge to the Board with his background in operations, acquisitions and asset development. We welcome Carl to the Board and are confident that he will be an asset going forward as we continue to focus on increasing production and reserves in our Vega field of the Piceance Basin.”
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are in the Rocky Mountain region, where the majority of its operated properties and long-term growth prospects are located. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, the Company’s anticipated production and reserve focus. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the closing process under the definitive agreements, the ability to obtain necessary third party consents, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information contact the Company at (303) 293-9133 or via email at investorrelations@deltapetro.com
SOURCE: Delta Petroleum Corporation